UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 9, 2005

Maxus Realty Trust, Inc.
(Exact name of registrant as specified in its charter)

MISSOURI	00-13457	48-1339136
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

104 Armour Road
North Kansas City, Missouri 64116
(Address of principal executive offices) (Zip Code)

(816) 303-4500
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.14e-4(c))

Item 8.01  Other Events.

On November 9, 2005 at its quarterly board meeting, the Board of Trustees of Maxus Realty Trust, Inc. (the "Registrant") decided to suspend the payment of its $0.25 per share quarterly cash dividend. This decision was made in large part, because of the uncertainty related to the amount of insurance proceeds that the Registrant will receive, and the timing of the Registrant's receipt of such insurance proceeds, as a result of the extensive damages to The Waverly Apartments and Arbor Gate Apartments located in Bay Saint Louis, Mississippi and Picayune, Mississippi, respectively, caused by Hurricane Katrina. As a result, the Registrant will not pay its regular fourth quarter $0.25 per share cash dividend on the Registrant's $1.00 par value, common stock that the Trust has typically paid in the past on or about December 21 of each year.

The Board of Trustees will re-evaluate the cash dividend next quarter, including an evaluation of whether the Registrant will be required to pay a cash dividend to satisfy the requirement that the Registrant pay dividends to its shareholders of at least 90% of its taxable income to continue to qualify as a real estate investment trust under the Internal Revenue Code Sections 856-859.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAXUS REALTY TRUST, INC.

Date: November 12, 2005	By: /s/ David L. Johnson
David L. Johnson
Chairman of the Board, President and Chief
Executive Officer